Exhibit 99.2

FOR IMMEDIATE RELEASE               Contact:
                                    Insignia Financial Group, Inc.
                                    James Aston - (864) 239-1661
                                    (Investors and Analysts)

                                    Insignia Residential Group, L.P.
                                    Neil Kreisel - (212) 370-9200


                    INSIGNIA FINANCIAL CLOSES ON ACQUISITION
                OF TENTH LARGEST RESIDENTIAL REALTY FIRM IN U.S.

Realty One Brokerage to Serve as Insignia Platform for National Consolidation

     GREENVILLE, SC, October 13, 1997 - Insignia Financial Group, Inc. (NYSE:IFS) today announced it has completed its acquisition of Realty One and its affiliated companies, including First Ohio Mortgage Company, for approximately $39 million, with approximately $35 million paid in cash and the balance in IFS stock, valued at $20 per share for the transaction. The agreement to acquire Realty One, a full-service residential broker headquartered in Cleveland, was announced on September 30.

     Realty One, a full-service residential broker headquartered in Cleveland, is the tenth largest residential real estate brokerage firm in the nation and Ohio's largest. With more than 1,400 sales associates and 400 support staff located in more than 45 offices throughout northern Ohio, Realty One represents more than 90 residential builders and handles more than 20,000 transactions valued at more than $2.5 billion annually. First Ohio Mortgage (FOMC) originates single family home mortgages for both Realty One clients and third parties.

     "This acquisition precisely fits our core corporate strategy: identify highly fragmented real estate industry segments; acquire strong regional players; increase margins through improved management and systems; then, over time, consolidate the market, gaining industry leadership and generating significant returns on investment," said Andrew L. Farkas, Chairman, President and Chief Executive Officer of Insignia Financial Group.

     "With the purchase of Realty One, we have secured the best platform to launch our entry in this industry and gain a competitive advantage," Mr. Farkas added. "We believe we can now substantially participate in what will ultimately be significant consolidation within the home brokerage industry. With Insignia's heritage as a preeminent manager of multi-family residential real estate, our entry into the single family home brokerage business was inevitable."

     Certain items in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any, such statement is based.

     Realty One is a leading innovator in developing technology-based marketing and lead-generation systems that provide more sales opportunities to its agents. Its proprietary CARS (Customer Acquisition and Retention System) identifies potential homebuyers and defines their "homebuying readiness." The company integrates this information into a marketing program that goes beyond traditional advertising and marketing methods to include a proprietary home catalog, outbound and inbound telemarketing, educational seminars, websites and an "800" hotline. In addition to the CARS technology, Realty One's innovative marketing system provides a competitive advantage for both the consumer and the agent.

     Insignia Financial Group, Inc. is a fully integrated real estate services company headquartered in Greenville, SC. Insignia is the largest manager of multi-family residential properties in the United States and is also among the largest managers of commercial properties. Insignia was founded in 1990 and has since grown to provide property and/or asset management services for approximately 2,600 properties in more than 500 cities in 48 states. Its portfolio includes 285,000 residential units (including cooperative and condominium units) and approximately 150 million square feet of retail, commercial and industrial space.

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